Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266405

Prospectus Supplement
March 6, 2023
(To Prospectus Dated July 29, 2022)

US$3,000,000,000

Enbridge Inc.

US$2,300,000,000   5.700% Sustainability-Linked Senior Notes due 2033
US$700,000,000   5.969% Senior Notes due 2026

Fully and Unconditionally Guaranteed by
Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP

We are offering US$2,300,000,000 aggregate principal amount of 5.700% Sustainability-Linked Senior Notes due 2033 (the “Sustainability-Linked Senior Notes”) and US$700,000,000 aggregate principal amount of 5.969% Senior Notes due 2026 (the “Senior Notes” and, together with the Sustainability-Linked Senior Notes, the “Notes”). The Sustainability-Linked Senior Notes will mature on March 8, 2033 and the Senior Notes will mature on March 8, 2026. The Sustainability-Linked Senior Notes will bear interest at the rate of 5.700% per annum (the “Initial Sustainability-Linked Interest Rate”), subject to increase as described in the immediately following paragraph, payable semi-annually in arrears on March 8 and September 8, beginning on September 8, 2023, as described under “Description of the Notes and the Guarantees — Principal and Interest”. The Senior Notes will bear interest at the rate of 5.969% per annum, payable semi-annually in arrears on March 8 and September 8, beginning on September 8, 2023, as described under “Description of the Notes and the Guarantees — Principal and Interest”.

From and including September 8, 2031 (or if such day is not a Business Day, the next succeeding Business Day (as defined herein)) (the “Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes shall be increased by 50 basis points to 6.200% per annum (the “Step Up Interest Rate”), unless we have notified the Trustee (as defined herein) in writing on or before the date that is 15 days prior to September 8, 2031 that we have determined that we have satisfied the GHG Intensity Performance Target (as defined herein) and received a related Assurance Letter (as defined herein) from the External Verifier (as defined herein).

We may redeem some or all of the Notes of each series at any time at the applicable redemption prices and subject to the conditions described under “Description of the Notes and the Guarantees — Redemption — Optional Redemption”. We may also redeem any series of the Notes in whole, at any time, if certain changes affecting Canadian withholding taxes occur. See “Description of the Notes and the Guarantees — Redemption — Tax Redemption”.

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. See “Description of the Notes and the Guarantees — General”. The guarantees of the Notes will be direct, unsecured and unsubordinated obligations of Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP (together, the “Guarantors”), two of our indirect, wholly-owned subsidiaries, and will rank equally with all of the applicable Guarantor’s existing and future unsecured and unsubordinated debt. See “Description of the Notes and the Guarantees — Guarantees”.

The Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the Notes on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that many of our officers and directors are residents of Canada, that some of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and that a substantial portion of our assets and said persons are located outside the United States.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Sustainability- Linked Senior Note	Total		Per Senior Note	Total
Public offering price	99.872%	US$	2,297,056,000	100.000%	US$	700,000,000
Underwriting discounts and commissions	0.650%	US$	14,950,000	0.350%	US$	2,450,000
Proceeds to us (before expenses)	99.222%	US$	2,282,106,000	99.650%	US$	697,550,000

Interest on the Notes will accrue from March 8, 2023.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), on or about March 8, 2023.

Joint Book-Running Managers

J.P. Morgan	Mizuho	Morgan Stanley	SMBC Nikko	Truist Securities

Co-Managers

Barclays	BofA Securities	Citigroup	Deutsche Bank Securities	MUFG	Wells Fargo Securities
Credit Agricole CIB		SOCIETE GENERALE		Loop Capital Markets
Academy Securities	AmeriVet Securities		C.L. King & Associates	Roberts & Ryan

IMPORTANT NOTICE ABOUT INFORMATION IN
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes. The accompanying prospectus, dated July 29, 2022, is referred to as the “prospectus” in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus and by any subsequently filed prospectus amendments.

If the description of the Notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the prospectus. In this prospectus supplement, the prospectus and any document incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or “$”. “U.S. dollars” or “US$” means the lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus supplement, the prospectus and any document incorporated by reference is determined using U.S. GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. Except as set forth under “Description of the Notes and the Guarantees” and unless otherwise specified or the context otherwise requires, all references in this prospectus supplement, the prospectus and any document incorporated by reference to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-ii

Special Note Regarding Forward-Looking Statements

The prospectus and this prospectus supplement, including the documents incorporated by reference into the prospectus and this prospectus supplement, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in the prospectus and this prospectus supplement include, but are not limited to, statements with respect to the following: the Corporation’s corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquified natural gas (“LNG”) and renewable energy; energy transition and lower-carbon energy, and our approach thereto; environmental, social and governance (“ESG”) goals, practices and performance and our plans to monitor and report our progress thereon; industry and market conditions; anticipated utilization of the Corporation’s assets; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs, benefits and in-service dates related to announced projects and projects under construction; expected capital expenditures; investable capacity and capital allocation priorities; share repurchases under our normal course issuer bid; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth, development and expansion opportunities; expected optimization and efficiency opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions; expected future actions of regulators and courts, and the timing and impact thereof; toll and rate cases discussions and proceedings and anticipated timeline and impact therefrom, including Mainline Contracting and those relating to the Gas Transmission and Midstream and Gas Distribution and Storage businesses; operational, industry, regulatory, climate change and other risks associated with our businesses; this offering, including the closing date thereof, the expected use of proceeds and the Corporation’s intention not to list the Notes on any stock exchange or other market; and our assessment of the potential impact of the various risk factors identified in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; the COVID-19 pandemic and the duration and impact thereof; availability and price of labor and construction materials; the stability of the Corporation’s supply chain; operational reliability; maintenance of support and regulatory approvals for the Corporation’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions and of this offering; the realization of anticipated benefits of transactions; governmental legislation; litigation; estimated future dividends and impact of the Corporation’s dividend policy on its future cash flows; the Corporation’s credit ratings; capital project funding; hedging program; expected earnings before interest, income taxes, and depreciation and amortization; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation and interest rates and the COVID-19 pandemic impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

S-iii

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of the Corporation’s strategic priorities, operating performance, legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; political decisions; global geopolitical conditions; the supply of, demand for and prices of commodities and other alternative energy; and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in the prospectus, this prospectus supplement and in documents incorporated by reference into the prospectus and this prospectus supplement. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statement made in the prospectus and this prospectus supplement or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

For more information on forward-looking statements, the assumptions underlying them, and the risks and uncertainties affecting them, see “Note Regarding Forward-Looking Statements” in the prospectus and “Risk Factors” in this prospectus supplement and the prospectus.

Where You Can Find More Information

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov and the Corporation’s website at www.enbridge.com. The information contained on or accessible from the Corporation’s website does not constitute a part of this prospectus and is not incorporated by reference herein. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to certain securities, including the Notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the Registration Statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement through the SEC’s website.

Documents Incorporated by Reference

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Exchange Act, as amended, until the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 10, 2023, as amended by Amendment No. 1 on Form 10-K/A filed on March 6, 2023; and

•	Our Current Report on Form 8-K filed on March 6, 2023.

S-iv

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the SEC’s website at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus supplement.

S-v

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which consists of pipelines and terminals in Canada and the US that transport and export various grades of crude oil and other liquid hydrocarbons; Gas Transmission and Midstream, which consists of investments in natural gas pipelines and gathering and processing facilities in Canada and the US; Gas Distribution and Storage, which consists of natural gas utility operations that serve residential, commercial and industrial customers in Ontario and Québec; and Renewable Power Generation, which consists primarily of investments in wind and solar assets, as well as geothermal, waste heat recovery and transmission assets, in North America and Europe.

Enbridge is a public company, with common shares that trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Sustainability Performance Target for the Sustainability-Linked Senior Notes

On June 17, 2021, the Corporation adopted a framework relating to its strategy in respect of sustainability-linked bonds (the “SLB Framework”) in accordance with the Sustainability-Linked Bond Principles 2020 (the “SLBP”) administered by the International Capital Market Association. Based on the SLB Framework, the Corporation has selected the following key performance indicator and associated sustainability target for the Sustainability-Linked Senior Notes:

GHG Intensity Level. The Corporation has established a target of achieving a reduction in GHG Intensity (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) of 35% by the year 2030, as compared to a 2018 baseline year. Enbridge has adopted the operational control approach (as described in the GHG Protocol (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”)) for calculating GHG Intensity, but reserves the right before the GHG Intensity Performance Target Observation Date (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) to switch to an equity share approach or a financial control approach (in each case as described in the GHG Protocol) to calculating GHG Intensity and Absolute GHG Emissions (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) and adjust the 2018 baseline GHG Intensity measure accordingly in good faith.

Scope 1 Emissions result directly from the Corporation’s operations, such as emissions from combustion in compressors, boilers or vehicles, as well as emissions from processing equipment (i.e., fugitive and venting emissions). Scope 1 Emissions are calculated using activity data (e.g., fuel consumption data from meters, operational data from work management systems, measured emissions, and engineering estimates for venting) multiplied by an operationally derived emission factor or applicable regulated default emission factors. Scope 2 Emissions result from the off-site generation of electricity, which the Corporation buys and consumes. Scope 2 emissions are currently calculated using a location-based method using current U.S. Environmental Protection Agency’s Emissions & Generation Resource Integrated Database factors (for U.S. facilities) and Environment and Climate Change Canada’s National Inventory Report factors (for Canadian facilities), but the Corporation reserves the right to use a market-based method (or a combination of these methods) for determining its Scope 2 Emissions.

In addition to the potential changes in the calculation methodologies for Scope 1 emissions and Scope 2 Emissions referenced above, in the event of significant or structural changes at the Corporation (including acquisitions, divestitures, mergers or other corporate actions with similar effect), changes in a calculation methodology for GHG emissions and emissions intensity used by the Corporation’s peers or the market in general, adopted as industry standard or required by law, changes in data availability due to improved calculation methodologies or better data collection processes or accessibility or the discovery of data errors, the Corporation may, in good faith, in its sole discretion and without the consent of Noteholders (as defined under “Risk Factors — Risks Related to the Notes”), make adjustments to the calculation methodology of GHG Intensity and/or the 2018 baseline GHG Intensity. Any such adjustment will be guided by the GHG Protocol and/or other applicable market standards or regulatory requirements and in the aggregate maintain or increase the proposed level of ambition of the GHG Intensity Performance Target in all material respects.

The Corporation’s historical GHG Intensity for the years 2021, 2020, 2019 and 2018 is shown in the table below.

Year	2021	2020(4)	2019(4)	2018(4)
GHG Intensity Level (tCO2e/PJ)(1)(2)(3)	564	578	594	770

(1)	Emissions are reported based on the operational control approach.
(2)	Emissions data is collected for CO2, CH4 and N2O in metric tonnes and converted to tonnes of CO2 equivalent. Data is not available for HFCs, PFCs or SF6 and is expected to be immaterial.
(3)	“tCO2e/PJ” refers to metric tonnes of carbon dioxide equivalent per energy delivered in petajoules.
(4)	We identified an omission in the throughput used to calculate emission intensity for the years ended December 31, 2018, 2019 and 2020. The comparative emission intensities have been revised accordingly. The revision resulted in downward adjustments in the previously disclosed historical emission intensities by approximately 7%-8% (2018 to 2020) and does not materially impact our reduction performance and commitment to achieve our reduction targets.

According to its SLB Framework, the Corporation has committed, among other things, that any additional sustainability-linked bonds to be issued by it that have GHG Intensity as a key performance indicator and the same GHG Intensity Performance Target Observation Date must utilize a GHG Intensity Performance Target (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) of equal or greater ambition. At the time of issuance of such a sustainability-linked bond with a GHG Intensity Performance Target of greater ambition, any outstanding Sustainability-Linked Senior Notes will have their equivalent GHG Intensity Performance Target adjusted to reflect such greater ambition without the need to obtain the consent of Noteholders.

The Corporation publishes an annual sustainability report and ESG datasheet (collectively, the “Sustainability Report”) on its website, which discloses, among other things, its GHG Intensity for the applicable fiscal year, including any revisions to the methodology or restatements of the baseline. The Corporation intends to obtain a limited assurance from the External Verifier (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) each year under the ISAE 3000 assurance standard (or equivalent) for its GHG Intensity disclosed in the Sustainability Report and to include the External Verifier’s report thereon in the Sustainability Report.

The SLB Framework was reviewed by an independent consultant, which provided a second party opinion (the “Second Party Opinion”) on the relevance and scope of the selected key performance indicators and the associated sustainability performance targets and also confirmed in the Second Party Opinion the alignment with the SLBP and the stated definition of sustainability-linked bonds within the SLBP.

For the avoidance of doubt, none of the SLB Framework, the Second Party Opinion, any Sustainability Report or limited assurance by an External Verifier are, and none shall be deemed to be, incorporated by reference into and/or form a part of this prospectus supplement and the accompanying prospectus. The GHG Intensity Performance Target is not applicable to the Senior Notes, or any other securities of the Corporation except to the extent expressly so provided in the relevant legal documentation governing such securities, and the Corporation makes no representation to any person, including any Noteholder, that the GHG Intensity Performance Target will be achieved. It will not be a breach or Event of Default under the Sustainability-Linked Senior Notes if the GHG Intensity Performance Target is not met. See “Risk Factors” for further information on the risks associated with the GHG Intensity Performance Target and the Sustainability-Linked Senior Notes.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes, see the discussion under the caption “Description of the Notes and the Guarantees” in this prospectus supplement. In this section, the terms “Corporation”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.

Issuer	Enbridge Inc.

Guarantors	Enbridge Energy Partners, L.P. (“EEP”) and Spectra Energy Partners, LP (“SEP” and, together with EEP, the “Guarantors”). The Guarantors are indirect, wholly-owned subsidiaries of the Corporation.

Securities Offered

US$2,300,000,000 aggregate principal amount of 5.700% Sustainability-Linked Senior Notes due 2033 (the “Sustainability-Linked Senior Notes”).

US$700,000,000 aggregate principal amount of 5.969% Senior Notes due 2026 (the “Senior Notes” and, together with the Sustainability-Linked Senior Notes, the “Notes”).

Maturity Date	The Sustainability-Linked Senior Notes will mature on March 8, 2033. The Senior Notes will mature on March 8, 2026.

Interest Rate

The Sustainability-Linked Senior Notes will bear interest at a rate of 5.700% per annum (the “Initial Sustainability-Linked Interest Rate”), subject to increase as described in the immediately following paragraph, payable semi-annually in arrears on March 8 and September 8 of each year, beginning on September 8, 2023. The Senior Notes will bear interest at a rate of 5.969% per annum, payable semi-annually in arrears on March 8 and September 8 of each year, beginning on September 8, 2023.

From and including September 8, 2031 (or if such day is not a Business Day (as defined under “Description of the Notes and the Guarantees — General”), the next succeeding Business Day) (the “Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes shall be increased by 50 basis points to 6.200% per annum (the “Step Up Interest Rate”) unless we have notified the Trustee in writing on or before the date that is 15 days prior to September 8, 2031 (the “Notification Due Date”) in the form of a Satisfaction Notification (as defined under “Description of the Notes and Guarantees — Principal and Interest — Interest Step Up”) that we have determined that we have satisfied the GHG Intensity Performance Target (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) and received a related Assurance Letter from the External Verifier. See “Description of the Notes and the Guarantees — Principal and Interest” in this prospectus supplement. For the avoidance of doubt, if we have provided the Trustee with the Satisfaction Notification on or prior to the Notification Due Date, then the interest rate payable on the Sustainability-Linked Senior Notes shall not increase from the Initial Sustainability-Linked Interest Rate pursuant to this paragraph.

Interest on the Notes will accrue from March 8, 2023.

Interest on the Notes of each series will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking of the Notes

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. Our business operations are conducted substantially through our subsidiaries and through our partnerships and joint ventures. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries other than the Guarantors. See “Description of the Notes and the Guarantees — General” in this prospectus supplement.

As of December 31, 2022, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries other than the Guarantors totaled approximately $26,989 million.

Guarantees

The Notes will be fully, unconditionally, irrevocably, absolutely and jointly and severally guaranteed by each of the Guarantors. The guarantees of the Notes will be general, unsecured, senior obligations of each of the Guarantors and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of that Guarantor, other than preferred claims imposed by statute.

Pursuant to the Indenture (as defined herein) governing the Notes, the guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of certain events as described under “Description of the Notes and the Guarantees — Guarantees” in this prospectus supplement.

Optional Redemption

We may redeem some or all of the Notes of each series at any time. If the redemption date in respect of any Sustainability-Linked Senior Notes is more than three months prior to the maturity date of the Sustainability-Linked Senior Notes, or if the redemption date in respect of any Senior Notes is more than two years prior to the maturity date of the Senior Notes, then the redemption price will equal the applicable “make-whole” price described in this prospectus supplement under “Description of the Notes and the Guarantees — Optional Redemption”, plus accrued and unpaid interest to the redemption date.

If the redemption date in respect of any Sustainability-Linked Senior Notes is on or after the date that is three months prior to the maturity date of the Sustainability-Linked Senior Notes or if the redemption date in respect of any Senior Notes is on or after the date that is two years prior to the maturity date of the Senior Notes, then the redemption price will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Change in Tax Redemption	We may redeem the Notes of any series in whole, but not in part, at the redemption price equal to the principal amount of Notes being redeemed, plus accrued and unpaid interest to the redemption date, at any time in the event certain changes affecting Canadian withholding taxes occur. See “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement.

Sinking Fund	The Notes will not be entitled to the benefit of a sinking fund.

Use of Proceeds	We estimate that the net proceeds of the offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of the offering, will be approximately US$2,979,013,724. We intend to use the net proceeds of this offering to reduce existing indebtedness of the Corporation or its subsidiaries, partially fund capital projects and, if applicable, for other general corporate purposes of the Corporation and its affiliates. See “Use of Proceeds” in this prospectus supplement.

Additional Amounts	Any payments made by us with respect to the Notes of a series will be made without withholding or deduction for Canadian taxes unless required to be withheld or deducted by law or by the interpretation or administration thereof. If we are so required to withhold or deduct for Canadian taxes with respect to a payment to the Noteholders, we will pay the additional amounts necessary so that the net amounts received by the Noteholders after the withholding or deduction is not less than the amounts that such Noteholders would have received in the absence of the withholding or deduction. See “Description of the Notes and the Guarantees — Payment of Additional Amounts” in this prospectus supplement.

Form	The Notes will be represented by one or more fully registered global notes deposited in book-entry form with, or on behalf of, The Depository Trust Company, and registered in the name of its nominee. See “Description of the Notes and the Guarantees — Book-Entry System” in this prospectus supplement. Except as described under “Description of the Notes and the Guarantees” in this prospectus supplement, Notes in certificated form will not be issued.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas.

Governing Law	The Notes and the related guarantees will be, and the Indenture is, governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors that you should refer to and carefully consider before deciding to invest in these Notes.

Lack of Public Market for the Notes	Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice.

Conflicts of Interest	We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Risk Factors

You should consider carefully the following risks and other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes of any series. In particular, we urge you to consider carefully the following risk factors, as well as the risk factors set forth under the heading “Item 1A. Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference into this prospectus supplement and the accompanying prospectus. The following risks and uncertainties could materially and adversely affect our financial condition and results of operations. In that event, the value of our securities, including the Notes, or our ability to meet our obligations under the Notes, may be adversely affected.

Risks Related to the Notes

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the Notes.

Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ (including subsidiary partnerships and joint-ventures through which we conduct business) ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the Notes of any series. The Notes are U.S. dollar-denominated obligations and a substantial portion of our subsidiaries’ revenues are denominated in Canadian dollars. Fluctuations in the exchange rate between the U.S. and Canadian dollars may adversely affect our ability to service or refinance our U.S. dollar-denominated indebtedness, including the Notes.

The Notes are structurally subordinated to the indebtedness of our non-Guarantor subsidiaries.

The Notes are not guaranteed by our subsidiaries (including subsidiary partnerships and joint ventures through which we conduct business) that are not Guarantors and are thus structurally subordinated to all of the debt of these subsidiaries. Additionally, each of the Guarantors will be released from its guarantees following the repayment in full or discharge or defeasance of such Guarantor’s debt securities outstanding as of January 22, 2019, or upon the occurrence of certain other events, as described under “Description of the Notes and the Guarantees — Guarantees” in this prospectus supplement, in which case the Notes will be structurally subordinated to all of the debt of that former guarantor subsidiary. The Corporation’s interests in its subsidiaries and the partnerships and joint ventures through which it conducts business generally consist of equity interests, which are residual claims on the assets of those entities after their creditors are satisfied. As at December 31, 2022, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the subsidiaries of the Corporation other than the Guarantors totaled approximately $26,989 million.

The Indenture restricts our ability to incur liens, but places no such restriction on our subsidiaries or the partnerships and joint ventures through which we conduct business. Holders of parent company indebtedness that is secured by parent company assets will have a claim on the assets securing the indebtedness that is prior in right of payment to our general unsecured creditors, including you as a holder of the Notes (a “Noteholder”). The Indenture permits us to incur additional liens as described under “Description of the Notes and the Guarantees — Covenants — Limitation on Security Interests” in this prospectus supplement.

Your right to receive payments on the Notes is effectively subordinate to those lenders who have a security interest in the assets of the Corporation or the Guarantors.

The Notes and the related guarantees are unsecured. The Corporation or the Guarantors may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If the Corporation or the Guarantors were unable to repay any such secured indebtedness, the creditors of those obligations could foreclose on the pledged assets to the exclusion of Noteholders, even if an event of default exists under the Indenture at such time. As at December 31, 2022, SEP and EEP had no secured indebtedness outstanding.

We may redeem the Notes of any series before they mature, which could occur when prevailing interest rates are relatively low.

The Corporation may redeem the Notes of any series in the circumstances described under “Description of the Notes and the Guarantees — Redemption — Optional Redemption” or the circumstances described under “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement, which may occur when prevailing interest rates are lower than the rates borne by the Notes. These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the Noteholders of a series of Notes in that they may be unable to find a suitable replacement investment with a comparable return to those Notes. If prevailing rates are lower at the time of redemption, Noteholders may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely affect Noteholders’ ability to sell the Notes if and at any time after the Notes are called for partial or full redemption.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the Notes by our Guarantors and require the Noteholders to return payments received from the Guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void a guarantee with respect to the Notes of any series, the applicable Noteholders would no longer have a claim against the applicable Guarantor. Sufficient funds to repay those Notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received in respect of those Notes from the Guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The guarantee for the Notes will contain a provision intended to limit the Guarantors’ liability to the maximum amount that they could incur without causing the incurrence of obligations under the guarantee to be a fraudulent conveyance or fraudulent transfer under U.S. federal or state law. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

We cannot provide assurance that an active trading market will develop for the Notes.

Each series of Notes will constitute a new series of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the Notes will be free from disruptions that may adversely affect the price at which you may sell the Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors. Generally, the liquidity of, and trading market for, the Notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect that liquidity and trading independent of our financial performance and prospects.

Additional Risks Related to the Sustainability-Linked Senior Notes

The Sustainability-Linked Senior Notes are not “green bonds”, “social bonds” or “sustainable bonds” and may not be a suitable investment for all investors seeking exposure to assets with sustainability characteristics.

Although the interest rate relating to the Sustainability-Linked Senior Notes is subject to upward adjustment in certain circumstances as described under “Description of the Notes and the Guarantees — Principal and Interest” in this prospectus supplement, the Sustainability-Linked Senior Notes may not satisfy an investor’s requirements or any future legal or quasi legal standards for investment in assets with sustainability characteristics. The Sustainability-Linked Senior Notes are not being marketed as green bonds, social bonds, or sustainable bonds since the Corporation expects to use the relevant net proceeds to reduce existing indebtedness of the Corporation or its subsidiaries, partially fund capital projects and, if applicable, for other general corporate purposes of the Corporation and its affiliates. Accordingly, the Corporation does not intend to allocate the net proceeds specifically to projects or business activities meeting environmental or sustainability criteria, or to be subject to any other limitations associated with green bonds, social bonds, or sustainable bonds.

As there is currently no clearly-defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes an “ESG”, “green”, “social”, “governance”, “sustainable” or equivalently-labelled target or as to what precise attributes are required for a particular target to be defined as such or what a “sustainability-linked” bond is (and, in addition, the requirements of any such label may evolve from time to time), no assurance is or can be given to investors by the Corporation, the underwriters, any second party opinion providers or any external verifier that the Sustainability-Linked Senior Notes will meet any or all investor expectations regarding the Sustainability-Linked Senior Notes or the Corporation’s targets qualifying as “sustainable” or that no other adverse consequences will occur in connection with the Corporation striving to achieve such targets.

In addition, we cannot assure you that any information that we or any other person may provide in connection with the Sustainability-Linked Senior Notes now or in the future will be sufficient to enable any potential investor to satisfy any disclosure or reporting requirements imposed on such investor from time to time either as a result of its own objectives or those of its clients as set out in its by-laws or other governing rules and/or investment portfolio mandates or as required by applicable law or the rules of any exchange or index.

Moreover, the Second Party Opinion provider and providers of similar opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by the Corporation, any underwriter, any second party opinion providers or any other person to buy, sell or hold the Sustainability-Linked Senior Notes. Noteholders of the Sustainability-Linked Senior Notes have no recourse against the Corporation, any of the underwriters or the provider of any such opinion or certification in respect of the contents of any such opinion or certification, which is only current as of the date it was initially issued. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us, including the Second Party Opinion) that may be made available in connection with our SLB Framework or the Sustainability-Linked Senior Notes. Any such opinion or certification may not reflect the potential impact of all risks related to the structure, market, regulatory backdrop, and matters related to the additional risk factors discussed herein and other factors that may affect the value of the Sustainability-Linked Senior Notes. The Corporation does not assume any obligation or responsibility to release any update or revision to the SLB Framework to reflect events or circumstances after the date of its publication nor procure any update or revision of any second party opinion. For the avoidance of doubt, any such opinion is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Sustainability-Linked Senior Notes. Any withdrawal of any opinion or certification or any such opinion or certification attesting that the Corporation is not complying in whole or in part with any matters that are the subject of such opinion or certification may have a material adverse effect on the value of the Sustainability-Linked Senior Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The methodology used by the Corporation to calculate its Scope 1 Emissions, Scope 2 Emissions and GHG Intensity may change over time.

As at the date of this prospectus supplement, the Corporation uses the GHG Protocol (as defined below) and an internally developed methodology to calculate Scope 1 Emissions, Scope 2 Emissions and its GHG Intensity. Scope 1 Emissions, Scope 2 Emissions and GHG Intensity are each defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”.

The industry-wide methodologies, including the GHG Protocol and other sectorial standards, guidelines or regulatory requirements, on which the Corporation bases its methodology, may change over time, and the Corporation may be obligated by law and/or unilaterally decide to revise and update the methodology it uses to calculate GHG Intensity (and adjust the 2018 baseline GHG Intensity measure accordingly in good faith and to the extent feasible) to reflect such changes and/or changes in data availability or the discovery of data errors or other developments in the Corporation’s ability to measure GHG emissions and/or energy throughput. Such revisions and updates may include, for the avoidance of doubt, a change from an operational control approach to an equity share or financial control approach or from a location to market-based method for Scope 2 Emissions or variations of any of these methods or other methodologies. Any such revisions and updates may impact, positively or negatively, the ability of the Corporation to satisfy the GHG Intensity Performance Target (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”), which could in turn adversely affect the market price of the Sustainability-Linked Senior Notes and/or the reputation of the Corporation (see “— Failure to satisfy the GHG Intensity Performance Target may have a material impact on the market price of the Sustainability-Linked Senior Notes and could expose the Corporation to reputational risks”). Additionally, any such revisions and updates could also result in the Corporation’s achieving or failing to achieve the GHG Intensity Performance Target and therefore impact whether the Step Up Interest Rate (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”) applies to the Sustainability-Linked Senior Notes in the future.

Each of such circumstances could have a material adverse effect on the Corporation, its business prospects, its financial condition or its results of operations.

We may not satisfy the GHG Intensity Performance Target, and there can be no assurances as to whether the interest rate in respect of the Sustainability-Linked Senior Notes will be subject to adjustment. Failure to satisfy the GHG Intensity Performance Target may have a material impact on the market price of the Sustainability-Linked Senior Notes and could expose the Corporation to reputational risks.

Should we satisfy the GHG Intensity Performance Target (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”), holders of Notes will not be entitled to an increase in the interest rate on the Sustainability-Linked Senior Notes on account of the GHG Intensity Performance Target. Should we fail to satisfy the GHG Intensity Performance Target, we will be required to pay an increased interest rate on the Sustainability-Linked Senior Notes, which may have an adverse impact on our liquidity and financial position. No breach or Event of Default shall occur under the Sustainability-Linked Senior Notes (or, for the avoidance of doubt, the Senior Notes), nor will the Corporation be required to repurchase or redeem such Sustainability-Linked Senior Notes, if the Corporation fails to meet the GHG Intensity Performance Target.

At the end of 2021, the Corporation achieved a reduction of GHG Intensity of approximately 27%, relative to the 2018 baseline year. The GHG Intensity Performance Target is to achieve a reduction in GHG Intensity of 35% by 2030, as compared to the 2018 baseline year. Although the Corporation intends to meet the GHG Intensity Performance Target (as defined under “Description of the Notes and the Guarantees — Principal and Interest — Interest Step Up”), achieving the GHG Intensity Performance Target may require the Corporation to expend significant resources. There can be no assurance of the extent to which the GHG Intensity Performance Target will be achieved, that the Corporation will continue to work towards maintaining the GHG Intensity Performance Target even if the GHG Intensity Performance Target was previously achieved, or that any future investments it makes in furtherance of achieving such targets will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulation or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact.

Any of the above could adversely impact the trading price of the Sustainability-Linked Senior Notes and the price at which a Noteholder will be able to sell the Sustainability-Linked Senior Notes in such circumstance prior to maturity may be at a discount, which could be substantial, from the issue price or the purchase price paid by such Noteholder.

In addition, a failure by the Corporation to satisfy the GHG Intensity Performance Target or any such similar sustainability performance targets or goals that the Corporation may choose to include in any future financings would not only result in increased interest payments under the Sustainability-Linked Senior Notes or other relevant financing arrangements, but could also harm the Corporation’s reputation. Climate-related issues is an ESG topic that is, in particular, receiving heightened attention from investors, shareholders, lawmakers and regulators, including the SEC. Furthermore, the Corporation’s efforts in satisfying the GHG Intensity Performance Target, or the Corporation’s other projects or investments, may become controversial or be criticized by activist groups or other stakeholders. Each of such circumstances could have a material adverse effect on the Corporation, its business, its financial condition or its results of operations.

Consolidated Capitalization

The following table summarizes our consolidated capitalization as of December 31, 2022 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of the Notes described in this prospectus supplement, without giving effect to the application of the net proceeds thereof. See “Use of Proceeds” in this prospectus supplement.

You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements and related notes thereto and the audited consolidated financial statements for the year ended December 31, 2022 and the related notes thereto in our Annual Report on Form 10-K for the period ended December 31, 2022, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. All U.S. dollar amounts in the following table have been converted to Canadian dollars using the exchange rate on December 30, 2022(1) of US$1.00 per $1.3544 as reported on the Bank of Canada website.

	As of December 31, 2022
	Actual	As Adjusted for the Notes

	(millions of dollars)
Long-term debt:
Long-term debt (excluding current portion)(2)	$72,939	$72,939
Sustainability-Linked Senior Notes offered hereby (US$2,300,000,000)	—	3,115
Senior Notes offered hereby (US$700,000,000)	—	948
Total long-term debt	72,939	77,002
Shareholders’ equity:
Preference shares	6,818	6,818
Common shares	64,760	64,760
Additional paid-in capital	275	275
Deficit	(15,486)	(15,486)
Accumulated other comprehensive income	3,520	3,520
Total Enbridge Inc. shareholders’ equity	59,887	59,887
Total capitalization	$132,826	$136,889

(1)	December 31, 2022 was not a business day in the Canada or in the United States.
(2)	As at December 31, 2022, long-term debt includes $14,495 million of outstanding commercial paper borrowings and credit facility draws and excludes the Notes offered hereby.

Use of Proceeds

We estimate that the net proceeds of this offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of this offering, will be approximately US$2,979,013,724. We intend to use the net proceeds to reduce existing indebtedness of the Corporation or its subsidiaries, partially fund capital projects and, if applicable, for other general corporate purposes of the Corporation and its affiliates. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities.

The Corporation does not intend to allocate the net proceeds from this offering of the Notes, including from the Sustainability-Linked Senior Notes, specifically to projects or business activities meeting environmental or sustainability criteria, or to be subject to any other limitations associated with green bonds, social bonds, or sustainable bonds.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. As a result, one or more of the underwriters or their affiliates may receive a portion of the net proceeds of this offering. See “Underwriting” in this prospectus supplement.

Description of the Notes and the Guarantees

The following description of the terms of the Notes and the guarantees supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of debt securities and guarantees under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus, and should be read in conjunction with that description. In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries and the term “Guarantors” refers to SEP and EEP.

The Notes of each series will be issued under an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of February 25, 2005, among the Corporation, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. The Notes will not be offered or sold to persons in Canada pursuant to this prospectus supplement. The Trustee will initially serve as paying agent for the Notes. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

General

The Trustee under the Indenture is referred to in this section as the “Trustee”, which term shall include, unless the context otherwise requires, its successors and assigns. Capitalized terms used but not defined in this section shall have the meanings given to them in the Indenture.

The Notes will be direct, unsecured and unsubordinated obligations of the Corporation, issued under the Indenture and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Corporation other than preferred claims imposed by statute. The Notes will be guaranteed by both Guarantors. See “— Guarantees” in this prospectus supplement. In addition, our business operations are conducted substantially through our subsidiaries and through partnerships and joint ventures. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries other than the Guarantors. As of December 31, 2022, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries other than the Guarantors totaled approximately $26,989 million. At December 31, 2022, as determined under U.S. GAAP, the Corporation’s total consolidated long-term debt and long-term debt due within one year was, in aggregate principal amount, approximately $72,939 million (excluding the Notes and the Corporation’s proportionate share of non-recourse debt of joint ventures), none of which was secured debt. There are no terms of the Indenture that limit the ability of the Corporation or its subsidiaries, partnerships or joint ventures to issue preferred stock or incur additional indebtedness, including in the case of the Corporation and its subsidiaries, partnerships and joint ventures, indebtedness that ranks, either effectively or by contract, senior to the Notes. See “— Covenants” in this prospectus supplement. Nonetheless, we do not expect either Guarantor to issue any preferred stock or any additional debt after the date of this prospectus supplement.

The Notes may be redeemed by the Corporation prior to maturity as described below under “Redemption — Optional Redemption”.

The Notes will be subject to the provisions of the Indenture relating to Defeasance and Covenant Defeasance as described under the heading “— Defeasance” in this prospectus supplement.

The provisions of the Indenture relating to the payment of additional amounts in respect of Canadian withholding taxes in certain circumstances and relating to the redemption of the Notes in the event of specified changes in Canadian withholding tax law on or after the date of this prospectus supplement will apply to the Notes. See “— Payment of Additional Amounts” and “— Redemption — Tax Redemption” in this prospectus supplement.

The Notes will not be entitled to the benefit of any sinking fund, will not be convertible into other securities of the Corporation in lieu of payment of principal and will not be listed on any automated quotation system, and we do not intend to apply for listing of the Notes on any securities exchange.

The Notes will be denominated in U.S. dollars, and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars in the manner and on terms set out in the Indenture. Payments of principal of, and premium, if any, and interest on, the Notes will be made by the Corporation through the Trustee to the Depositary. See “— Book-Entry System” in this prospectus supplement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York and in the applicable Place of Payment, if other than the City of New York, are authorized or obligated by law or executive order to close. The initial Place of Payment for the Notes will be the Trustee’s corporate trust office in The City of New York.

The Corporation may, at any time, and from time to time in accordance with the terms of the Indenture, issue additional Notes of any series in unlimited amounts having the same terms as the Sustainability-Linked Senior Notes or Senior Notes, as the case may be, and such additional Notes will, together with the then outstanding Sustainability-Linked Senior Notes or Senior Notes, as the case may be and any notes which may be issued in exchange or substitution therefor, constitute a single series of notes under the Indenture.

Principal and Interest

The Sustainability-Linked Senior Notes will be issued as a series of debt securities under the Indenture in an aggregate principal amount of US$2,300,000,000. The Sustainability-Linked Senior Notes will mature on March 8, 2033 and will bear interest at a rate of 5.700% per annum (the “Initial Sustainability Linked Interest Rate”), subject to increase as described under “— Interest Step Up” below, payable semi-annually in arrears on March 8 and September 8 of each year, commencing September 8, 2023 (each, a “Sustainability-Linked Notes Interest Payment Date”), to the persons in whose names the Sustainability-Linked Senior Notes are registered at the close of business on the preceding February 21 or August 24, respectively. Interest on the Sustainability-Linked Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Senior Notes will be issued as a series of debt securities under the Indenture in an aggregate principal amount of US$700,000,000. The Senior Notes will mature on March 8, 2026 and will bear interest at a rate of 5.969% per annum, payable semi-annually in arrears on March 8 and September 8 of each year, commencing September 8, 2023 (each, a “Senior Notes Interest Payment Date” and, together with the Sustainability-Linked Notes Interest Payment Date, the “Interest Payment Dates”), to the persons in whose names the Senior Notes are registered at the close of business on the preceding February 21 or August 24, respectively. Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payments for the Sustainability-Linked Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Sustainability-Linked Notes Interest Payment Date, or the date of maturity, as the case may be. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Senior Notes Interest Payment Date, or the date of maturity, as the case may be. If any Interest Payment Date or the applicable maturity date of the Notes falls on a day that is not a Business Day, the related payment of principal of, premium, if any, or interest thereon will be postponed to the next succeeding Business Day, and no interest on that payment will accrue for the period from and after that Interest Payment Date or the applicable maturity date, as the case may be.

Interest Step Up

From and including September 8, 2031 (or if such day is not a Business Day, the next succeeding Business Day) (the “Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes shall be increased by 50 basis points to 6.200% per annum (the “Step Up Interest Rate”) unless we have notified the Trustee in writing on or before the date that is 15 days prior to September 8, 2031 (the “Notification Due Date”) in the form of an officers’ certificate (the “Satisfaction Notification”) certifying that such officers have determined that we have satisfied the GHG Intensity Performance Target and received a limited assurance report from the External Verifier (an “Assurance Letter”). For the avoidance of doubt, if we have provided the Trustee with the Satisfaction Notification on or prior to the Notification Due Date, then the interest rate payable on the Sustainability-Linked Senior Notes shall not increase from the Initial Sustainability-Linked Interest Rate pursuant to this paragraph.

The interest rate applicable to the Sustainability-Linked Senior Notes will only be adjusted on the Step Up Date based upon the satisfaction or non-satisfaction of the GHG Intensity Performance Target on or prior to the Notification Due Date. Any satisfaction of the GHG Intensity Performance Target subsequent to the Notification Due Date or cessation of satisfaction, or any failure to satisfy the GHG Intensity Performance Target subsequent to the Notification Due Date will not result in an adjustment to the interest rate payable on the Sustainability-Linked Senior Notes.

The Trustee shall not be obliged to monitor, inquire or verify as to whether the GHG Intensity Performance Target has been satisfied. With respect to the rate at which the Sustainability-Linked Senior Notes will bear interest, the Trustee shall be fully protected in conclusively relying upon the Satisfaction Notification delivered to the Trustee by the Corporation on or prior to the Notification Due Date, which sets out, among other things, the interest rate for the Sustainability-Linked Senior Notes.

Certain definitions:

“Absolute GHG Emissions” means, for any period, the total aggregate amount of Scope 1 Emissions and Scope 2 Emissions for such period, which, for greater certainty, will not include the purchase of carbon offsets.

“External Verifier” means one or more qualified independent public accountants or environmental consultants of recognized national standing designated from time to time by the Corporation to provide limited assurance on the Corporation’s GHG Intensity.

“GHG Intensity” means the Absolute GHG Emissions per petajoule of energy delivered (throughput) by assets under the operational control of the Corporation and its Subsidiaries in a fiscal year, as calculated at the end of such fiscal year in accordance with the Corporation’s internal throughput calculation methodology. The Corporation may elect, without the consent of the Noteholders, to switch from the operational control approach for calculating GHG Intensity to an equity share or financial control approach or, in the event of significant or structural changes at the Corporation (including acquisitions, divestitures, mergers or other corporate actions with similar effect), changes in a calculation methodology for GHG emissions and emissions intensity used by the Corporation’s peers or the market in general or adopted as industry standard or required by law, changes in data availability due to improved calculation methodologies or better data collection processes or accessibility or the discovery of data errors, may, in good faith and without the consent of the Noteholders, make other adjustments to the Corporation’s internal methodology for calculating energy throughput and Absolute GHG Emissions and/or to the 2018 baseline GHG Intensity, provided that any such adjustment shall be guided by the GHG Protocol and/or other applicable market standards or regulatory requirements and in the aggregate maintain or increase the proposed level of ambition of the GHG Intensity Performance Target in all material respects.

“GHG Intensity Performance Reference Period” means the fiscal year of the Corporation ending December 31, 2030, provided that, for the purposes of a redemption of the Sustainability-Linked Senior Notes in advance of the GHG Intensity Performance Target Observation Date, “GHG Intensity Performance Reference Period” for such Sustainability-Linked Senior Notes to be redeemed shall mean the most recent fiscal year of the Corporation ended prior to the date that notice of redemption is given to holders of such Sustainability-Linked Senior Notes to be redeemed.

“GHG Intensity Performance Target” means a reduction of GHG Intensity of 35% during the GHG Intensity Performance Reference Period relative to the GHG Intensity for the Corporation’s 2018 fiscal year, provided that if the Corporation subsequently issues sustainability-linked notes linked to the same GHG Intensity Performance Target and the same GHG Intensity Performance Target Observation Date, but with a higher reduction target, the GHG Intensity Performance Target shall be automatically adjusted upward to equal the GHG Intensity reduction percentage required by such subsequent sustainability-linked notes.

“GHG Intensity Performance Target Observation Date” means December 31, 2030.

“GHG Protocol” means the second (2nd) revised edition of the GHG Protocol Corporate Accounting and Reporting Standard of the World Business Council for Sustainable Development and World Resources Institute available at https://ghgprotocol.org/sites/default/files/standards/ghg-protocolrevised.pdf. The information contained on this website does not constitute a part of this prospectus supplement and is not incorporated by reference herein. In the event an updated version of the GHG Protocol is published, the Corporation may elect at its option to apply such revised version for the purposes of calculating Absolute GHG Emissions and GHG Intensity.

“Scope 1 Emissions” means, for any period, direct greenhouse gas emissions or equivalent CO2 emissions occurring from sources that are controlled by the Corporation and its Subsidiaries in the operation of their business, which are determined by the Corporation in accordance with the GHG Protocol and the Corporation’s internally developed methodology.

“Scope 2 Emissions” means, for any period, indirect greenhouse gas emissions or equivalent CO2 emissions occurring from the generation of purchased and imported electricity consumed by the Corporation and its Subsidiaries in the operation of their business, which are determined by the Corporation in accordance with the GHG Protocol and the Corporation’s internally developed methodology (which may utilize a location-based and/or market-based method).

“Subsidiary” means, solely with respect to the definitions of “Scope 1 Emissions” and “Scope 2 Emissions”, with respect to the Corporation: (a) any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Corporation or one or more of its Subsidiaries, or by the Corporation and one or more of its Subsidiaries; (b) any partnership of which, at the time, the Corporation or one or more of its Subsidiaries, or the Corporation and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner (or the general partner of a general partner), in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or (c) any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Corporation, or one or more of its Subsidiaries, or the Corporation and one or more of its Subsidiaries.

Guarantees

Each of the Guarantors fully, unconditionally, irrevocably, absolutely and jointly and severally guarantees to each Noteholder of each series the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable by the Corporation under the Indenture and the Notes, when and as such principal, premium, if any, interest and other amounts shall become due and payable, whether at the stated maturity or by declaration or acceleration, call for redemption or otherwise, subject to limitations on amount so that such guarantee does not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, as set forth in the Indenture. The guarantees of the Notes will be general, unsecured, senior obligations of each of the Guarantors and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of that Guarantor, other than preferred claims imposed by statute.

Pursuant to the Indenture, the guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•	any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of the Corporation, of any of the Corporation’s direct or indirect limited partnership or other equity interests in that Guarantor as a result of which that Guarantor ceases to be a consolidated subsidiary of the Corporation;

•	the merger of that Guarantor into the Corporation or the other Guarantor or the liquidation and dissolution of that Guarantor;

•	with respect to any series of the Notes, the repayment in full or discharge or defeasance of Notes of that series as contemplated by the Indenture;

•	with respect to EEP, the repayment in full or discharge or defeasance of each series of debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•	with respect to SEP, the repayment in full or discharge or defeasance of each series of debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

The Trustee

Deutsche Bank Trust Company Americas (the “Trustee”) is the Trustee under the Indenture governing the Notes. An affiliate of the Trustee is a lender under certain of the credit facilities of Enbridge and its subsidiary, Enbridge (U.S.) Inc., described under “Underwriting” in this prospectus supplement, and affiliates of the Trustee may have further commercial banking, advisory and other relationships with Enbridge and its subsidiaries.

Redemption

Optional Redemption

The Notes of each series will be redeemable, in whole or in part, at our option at any time or from time to time.

Sustainability-Linked Senior Notes

Prior to December 8, 2032 (three months prior to their maturity date) (the “Sustainability-Linked Senior Notes Par Call Date”), the Corporation may redeem the Sustainability-Linked Senior Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Sustainability-Linked Senior Notes matured on the Sustainability-Linked Senior Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Sustainability-Linked Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Sustainability-Linked Senior Notes Par Call Date, the Corporation may redeem the Sustainability-Linked Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Sustainability-Linked Senior Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Solely for the purpose of calculating the applicable interest rate for determining accrued and unpaid interest to the redemption date for the Sustainability-Linked Senior Notes, if any, and the remaining scheduled payments of interest for the Sustainability-Linked Senior Notes, the applicable interest rate will be calculated assuming that the Corporation has not satisfied the GHG Intensity Performance Target, unless the Corporation has provided the Satisfaction Notification on or prior to the date notice of redemption is delivered to the Trustee, in which case the applicable interest rate shall be calculated assuming the Corporation has satisfied the GHG Intensity Performance Target.

Senior Notes

Prior to March 8, 2024 (two years prior to their maturity date) (the “Senior Notes Par Call Date” and, together with the Sustainability-Linked Senior Notes Par Call Date, each, a “Par Call Date”), the Corporation may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Senior Notes matured on the Senior Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Senior Notes Par Call Date, the Corporation may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

General

In connection with the optional redemption of the Notes of either series, the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Corporation in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Corporation after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Corporation shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Corporation shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Corporation shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Corporation shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Corporation’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of US$1,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Notice of redemption of any Notes given to the holders of the Notes may be conditional and, in such case, such notice of redemption shall specify the details and terms of any event (e.g., a financing, asset disposition or other transaction) on which such redemption is conditional.

Unless the Corporation defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Tax Redemption

Each series of the Notes will be subject to redemption at any time at a redemption price equal to the principal amount of the Notes of that series, together with accrued and unpaid interest to the date fixed for redemption, upon the giving of the notice as described below, if the Corporation (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of Canada (or the Corporation’s successors’ jurisdiction of organization) or of any applicable political subdivision or taxing authority or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date hereof, the Corporation has or will become obligated to pay, on the next Interest Payment Date for the Notes of that series, additional amounts with respect to any Note of that series as described under “— Payment of Additional Amounts”, or (2) on or after the date of this prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, Canada (or the Corporation’s successors’ jurisdiction of organization) or any applicable political subdivision or taxing authority, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Corporation, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Corporation’s counsel, will result in the Corporation becoming obligated to pay, on the next Interest Payment Date for the Notes of that series, additional amounts with respect to any Note of such series of Notes, and the Corporation has determined that the obligation cannot be avoided by the use of reasonable available measures. Notice of redemption of Notes of any series will be given once not more than 60 nor less than 10 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after the same are so required to be filed with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after the same are so required to be filed with such securities commissions or securities regulatory authorities.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the Noteholders. The Corporation will make the covenants described under the headings “— Limitation on Security Interests” and “— Other Indenture Covenants” for the Noteholders.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the Noteholders, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of the Notes then outstanding shall be secured equally and ratably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

(a)	Security Interests existing on the date of the first issuance of the Notes by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

(b)	Security Interests securing Purchase Money Obligations;

(c)	Security Interests securing Non-Recourse Debt;

(d)	Security Interests in favor of the Corporation’s subsidiaries;

(e)	Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

(f)	Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

(g)	Security Interests on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations;

(h)	Security Interests in respect of certain:

(1)	liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

(2)	liens and certain rights under leases,

(3)	obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

(4)	liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, laborers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

(5)	rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

(6)	undetermined or inchoate liens incidental to the operations of the Corporation,

(7)	Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

(8)	easements, rights-of-way and servitudes,

(9)	security to public utilities, municipalities or governmental or other public authorities,

(10)	liens and privileges arising out of judgments or awards, and

(11)	other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

(i)	extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

The Corporation will covenant with respect to the Notes to (1) duly and punctually pay amounts due on the Notes; (2) maintain an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the Noteholders.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, the Corporation will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the Noteholders.

Waiver of Covenants

The Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant in respect of a series of the Notes, if before the time for such compliance the holders of a majority of the principal amount of the outstanding notes of that series of the Notes waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may not consolidate or amalgamate with or merge into, or enter into any statutory arrangement for such purpose with, any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless, among other requirements:

(a)	the successor to the consolidation, amalgamation, merger or arrangement is a corporation, partnership or trust organized under the laws of Canada, or any Province or Territory thereof, the United States of America, or any State thereof or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Notes and perform or observe the covenants and obligations contained in the Indenture;

(b)	immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

(c)	if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and, except in the case of a lease, the Corporation will be relieved of all obligations and covenants under the Indenture and the Notes.

Payment of Additional Amounts

The Corporation will, subject to the exceptions and limitations set forth below, pay to any Noteholder of any series of Notes who is a non-resident of Canada under the Income Tax Act (Canada) (“Tax Act”) such additional amounts as may be necessary so that every net payment on the Notes held by such Noteholder, after deduction or withholding by the Corporation or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed by the government of Canada (or any political subdivision or taxing authority thereof or therein) (collectively, “Canadian Taxes”) upon or as a result of such payment, will not be less than the amount provided in those Notes to be then due and payable (and the Corporation will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Corporation will not be required to make any payment of additional amounts:

(a)	to any person in respect of whom such taxes are required to be withheld or deducted as a result of such person or any other person that has a beneficial interest in respect of any payment under those Notes (i) not dealing at arm’s length with the Corporation (within the meaning of the Tax Act), (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Corporation, or (iii) not dealing at arm’s length (for the purposes of the Tax Act) with such a “specified shareholder”;

(b)	to any person by reason of such person being connected with Canada (otherwise than merely by holding or ownership of those Notes or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(c)	for or on account of any tax, assessment or other governmental charge which would not have been so imposed but for: (i) the presentation by the holder of those Notes on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such taxes, assessment or charge;

(d)	for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

(e)	for or on account of any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment to a person on those Notes if such payment can be made to such person without such withholding by at least one other paying agent the identity of which is provided to such person;

(f)	for or on account of any tax, assessment or other governmental charge which is payable otherwise than by withholding from a payment on those Notes;

(g)	any withholding or deduction imposed pursuant to: (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Corporation or the Guarantors and the United States or any authority thereof implementing FATCA; or

(h)	for any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will additional amounts be paid with respect to any payment on those Notes to a Noteholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income for Canadian federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder of such Notes.

The Corporation will furnish to the Noteholders, within 30 days after the date of the payment of any Canadian Taxes due under applicable law, certified copies of tax receipts or other documents evidencing such payment.

Wherever in the Notes or Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to the Notes, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context additional amounts are, were or would be payable in respect thereof.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to each series of the Notes:

(a)	the failure of the Corporation to pay when due the principal of or premium (if any) on any notes of such series of the Notes;

(b)	the failure of the Corporation, continuing for 30 days, to pay any interest due on any notes of such series of the Notes;

(c)	the breach or violation of any covenant or condition (other than as referred to in (a) and (b) above), which continues for a period of 60 days after notice from the Trustee or from holders of at least 25% of the principal amount of all outstanding notes of such series of the Notes, if such covenant or condition applies to such series of the Notes;

(d)	default in payment at maturity, including any applicable grace period, or default in the performance or observance of any other covenant, term, agreement or condition with respect to any single item of Indebtedness in an amount in excess of 5% of Consolidated Shareholders’ Equity or with respect to more than two items of Indebtedness in an aggregate amount in excess of 10% of Consolidated Shareholders’ Equity and, if such Indebtedness has not already matured in accordance with its terms, such Indebtedness has been accelerated, if such Indebtedness has not been discharged or such acceleration shall not have been rescinded or annulled within a period of 10 days after there shall have been given, by registered or certified mail, to the Corporation by the Trustee or to the Corporation and the Trustee by the holders of at least 25% of the principal amount of the outstanding notes of such series of the Notes a written notice specifying the default and requiring the Corporation to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled, provided that if the Indebtedness is discharged or the applicable default under the Indebtedness is waived by the persons entitled to do so, then the Event of Default under the Indenture will be deemed waived; or

(e)	certain events of bankruptcy, insolvency or reorganization involving the Corporation.

If an Event of Default occurs and is continuing with respect to any series of the Notes, then in every such case the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding notes of such affected series of the Notes may declare the entire principal amount of such series of the Notes and all interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding notes of such series of the Notes, by written notice to the Corporation and the Trustee under certain circumstances (which include payment or deposit with the Trustee of outstanding principal, premium and interest), may rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the Noteholders, unless such Noteholders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding notes of a series of the Notes affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes of such series of the Notes.

No Noteholder of any series of Notes will have any right to institute any proceeding with respect to the Indenture (including the guarantees thereof), or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless (a) such Noteholder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of such series of the Notes, (b) the holders of at least 25% of the aggregate principal amount of the outstanding notes of such series of the Notes have made written request, and such Noteholder or Noteholders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series of the Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Noteholder for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture (including each series of the Notes) affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any installment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the Place of Payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of any series of the Notes may on behalf of the Noteholders of that series of the Notes waive, insofar as that series of the Notes is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of any series of the Notes may waive any past default under the Indenture with respect to that series of the Notes, except a default in the payment of the principal of (or premium, if any) and interest, if any, on that series of the Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note of that series of Notes. The Indenture or the Notes may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of the debt securities.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding notes of any series of the Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding notes of such series of Notes (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of Notes or the maintenance of a Place of Payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes of such series of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of the outstanding notes of such series of the Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding notes of such series of the Notes include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with certain covenants, including certain of the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Book-Entry System

The Notes will be represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. The authorized minimum denominations of each Note will be US$2,000 and integral multiples of US$1,000 in excess thereof. Accordingly, Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities will not be entitled to receive Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the Notes; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The Direct Participants and Indirect Participants (as each is defined below) will remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a Noteholder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes.

The Depositary

The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. These direct Participants (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the SEC.

Purchases of the Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the Notes will not receive Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

To facilitate subsequent transfers, the Global Securities representing the Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture.

Any redemption notices relating to the Notes will be sent to the Depositary. If less than all of the Notes are being redeemed, the Depositary may determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Corporation as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the relevant record date.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the Notes. Under its usual procedures, the Depositary mails an “omnibus proxy” to the Corporation as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from the Corporation or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Corporation or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Corporation or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered to each Noteholder. No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Notes, but the Corporation may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions. The Corporation shall not be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange the Notes, or a portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part; or (iii) issue, register the transfer of or exchange any Notes which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered.

Settlement for the Notes will be made in immediately available funds. Secondary market trading in the Notes will be settled in immediately available funds.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes to the arrangements between the Corporation and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

Euroclear

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (La Commission Bancaire, Financière et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries. Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries. Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

The information in this section concerning Euroclear has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Euroclear.

Clearstream

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities. Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks. Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

The information in this section concerning Clearstream has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Clearstream.

Global Clearance and Settlement Procedures

Cross market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream, on the other, will be effected through the Depositary in accordance with Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through the Depositary, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to the Depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the Business Day following the Depositary settlement date. Such credits or any transactions in such Notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following Business Day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement with the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint Enbridge (U.S.) Inc., as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Notes or the Indenture in connection with the Notes and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The Notes, the related guarantees and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a)	all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)	to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c)	minority interests;

(d)	non-cash current assets; and

(e)	Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Financial Instrument Obligations” means obligations arising under:

(a)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)	any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)	any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Generally Accepted Accounting Principles, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a)	obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b)	guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

Material Income Tax Considerations

Each of the summaries under this section “Material Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the United States federal tax consequences or Canadian tax consequences to any particular holder. Accordingly, prospective purchasers are urged to consult their own tax advisors with respect to the United States federal tax consequences or Canadian tax consequences relevant to them, having regard to their particular circumstances.

Material United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning and disposing of the Notes. It applies only to holders who acquire Notes of a series in the offering at the offering price for the Notes of that series and who hold their Notes as capital assets for United States federal income tax purposes. This section does not apply to members of a class of holders subject to special rules, such as a broker-dealer in securities, commodities, or currencies, a governmental organization, a trader in securities that elects to use a mark-to-market method of accounting, a bank, thrift or other financial institution, a life insurance company, a tax-exempt organization, a real estate investment trust, a regulated investment company, a foreign person or entity, an insurance company, a person that owns Notes that are a hedge or that are hedged against interest rate risks, a person that owns Notes as part of a “straddle”, “constructive sale”, “hedge” or “conversion transaction” for United States federal income tax purposes, a person that purchases or sells Notes as part of a wash sale for United States federal income tax purposes, a tax deferred or other retirement account, a person holding Notes that are a hedge or that are hedged against interest rate risks, a partnership, S corporation or other pass-through entity, or a person whose functional currency for tax purposes is not the United States dollar. This section addresses only certain U.S. federal income tax consequences and does not address any state, local or non-U.S. tax consequences, or any tax consequences arising under the Medicare contribution tax on net investment income or the estate, gift or alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). If Notes of a series are purchased at a price other than the offering price for the Notes of that series, the amortizable bond premium or market discount rules may also apply. Holders should consult their own tax advisors regarding this possibility.

This section is based on the Code, its legislative history, final, temporary and proposed regulations thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion is not binding on the Internal Revenue Service (the “Service”), and we have not sought and will not seek any rulings from the Service regarding the matters discussed below. There can be no assurance that the Service will not take positions that are different from those discussed below or that a United States court will not sustain such a challenge.

All holders are urged to consult their own tax advisors concerning the consequences of owning these Notes in such holder’s particular circumstances under the Code and the laws of any other taxing jurisdiction.

This section applies only to United States holders. A United States holder is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, as determined for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is includible in gross income for United States federal income tax regardless of its source or (iv) a trust, if (a) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity, organized within or without the United States, treated as a partnership for United States federal income tax purposes) holds Notes, the tax treatment of a partner as beneficial owner of Notes generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership (or other entity treated as a partnership for United States federal income tax purposes) holding the Notes is urged to consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Certain Contingent Payments

According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument (“CPDI”) under United States federal income tax law if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. Although the matter is not free from doubt, we believe, and intend to take the position, that the Notes should not be characterized as CPDIs even though the Notes provide for certain contingent payments (see “Description of the Notes and the Guarantees — Principal and Interest” and “Description of the Notes and the Guarantees — Redemption”). Our determination that the Notes are not CPDIs is binding on you, unless you explicitly disclose in the manner required by applicable Treasury Regulations that your determination is different from ours. If the Service takes a contrary position, a holder subject to United States federal income tax may be required (i) to accrue interest income at a rate higher than the stated interest rate on the Notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or retirement of the Notes. You should consult your tax advisor about the risk of the Notes being treated as CPDIs. The remainder of this discussion assumes that the Notes are not CPDIs.

Payments of Interest

United States holders will be taxed on interest on the Notes as ordinary income at the time the interest is received or when it accrues, depending on the holder’s method of accounting for United States federal income tax purposes.

Interest paid by us on the Notes is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder and will generally be “passive category” income for purposes of computing the foreign tax credit. The rules governing the United States foreign tax credit are complex, and United States holders are urged to consult their tax advisors regarding the availability of claiming a United States foreign tax credit under their particular circumstances.

Purchase, Sale and Retirement of the Notes

A United States holder’s tax basis in a Note generally will be its cost. A United States holder will generally recognize capital gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not previously included in income), and such holder’s tax basis in the Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Gain or loss on the sale or retirement of a Note generally will be treated as United States source income or loss for United States federal income tax purposes and for purposes of computing the United States foreign tax credit allowable to a United States holder unless such gain or loss is attributable to an office or other fixed place of business outside of the United States and certain other conditions are met.

Backup Withholding and Information Reporting

For noncorporate United States holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account maintained in the United States, and the payment of the proceeds from the sale of a Note effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if a noncorporate United States holder fails to provide an accurate taxpayer identification number, (in the case of interest payments) is notified by the Service that the holder has failed to report all interest and dividends required to be shown on the holder’s United States federal income tax returns, or, in certain circumstances, fails to comply with applicable certification requirements.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in certain circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.

Material Canadian Income Tax Considerations

In the opinion of McCarthy Tétrault LLP, our Canadian counsel, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act applicable to a purchaser of Notes as beneficial owner pursuant to the prospectus and this prospectus supplement who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty (i) is not resident or deemed to be resident in Canada, (ii) deals at arm’s length with and is not affiliated with the Corporation, any of its affiliates or the underwriters; (iii) deals at arm’s length with any transferee who is resident or deemed to be resident in Canada and to whom the purchaser assigns or otherwise transfers the Notes; (iv) is not a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Corporation or a person that does not deal at arm’s length with a specified shareholder of the Corporation; (v) is not an entity in respect of which the Corporation is a “specified entity” as defined in proposals to amend the Tax Act on April 29, 2022 with respect to “hybrid mismatch arrangements”; (vi) is entitled to all payments under the Notes; and (vii) does not use or hold and is not deemed to use or hold the Notes in carrying on business in Canada (a “Non-Resident Holder”). This summary is based on the current provisions of the Tax Act and the regulations thereunder, proposed amendments to the Tax Act and the regulations thereunder publicly announced prior to the date of this prospectus supplement (the “Proposed Amendments”) and counsel’s understanding of the current published administrative practices of the CRA in effect as of the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-Resident Holder and does not anticipate any changes in law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. There can be no assurance that the Proposed Amendments will be enacted as proposed or at all. Special rules, which are not discussed below, may apply to a Non-Resident Holder that is an insurer which carries on an insurance business in Canada and elsewhere. This summary assumes that no amount paid or payable as, or on account or in lieu of payment of, interest (including any amounts deemed to be interest) will be in respect of a debt or other obligation to pay an amount to a person who does not deal at arm’s length with the Corporation for purposes of the Tax Act. This summary further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the proposals to amend the Tax Act on April 29, 2022 with respect to “hybrid mismatch arrangements”.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Prospective purchasers of Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Under the Tax Act, the payment of interest, principal or premium, if any, to a Non-Resident Holder of a Note by the Corporation will be exempt from Canadian non-resident withholding tax. No other taxes on income or capital gains will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of a Note by a Non-Resident Holder, or the receipt of interest, principal or premium thereon by a Non-Resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of a Note.

Underwriting

J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc. and Truist Securities, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of Sustainability- Linked Senior Notes		Principal Amount of Senior Notes
J.P. Morgan Securities LLC	US$	230,000,000	US$	70,000,000
Mizuho Securities USA LLC		230,000,000		70,000,000
Morgan Stanley & Co. LLC		230,000,000		70,000,000
SMBC Nikko Securities America, Inc.		230,000,000		70,000,000
Truist Securities, Inc.		230,000,000		70,000,000
Barclays Capital Inc.		138,000,000		42,000,000
BofA Securities, Inc.		138,000,000		42,000,000
Citigroup Global Markets Inc.		138,000,000		42,000,000
Deutsche Bank Securities Inc.		138,000,000		42,000,000
MUFG Securities Americas Inc.		138,000,000		42,000,000
Wells Fargo Securities, LLC		138,000,000		42,000,000
Credit Agricole Securities (USA) Inc.		115,000,000		35,000,000
SG Americas Securities, LLC		115,000,000		35,000,000
Loop Capital Markets LLC		46,000,000		14,000,000
Academy Securities, Inc.		11,500,000		3,500,000
AmeriVet Securities Inc.		11,500,000		3,500,000
C.L. King & Associates, Inc.		11,500,000		3,500,000
Roberts & Ryan Investments, Inc.		11,500,000		3,500,000
Total	US$	2,300,000,000	US$	700,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to cancel, reject or modify an order of Notes in whole or in part.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the Sustainability-Linked Senior Notes and 0.20% of the principal amount of the Senior Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Sustainability-Linked Senior Notes and 0.15% of the principal amount of the Senior Notes. After the initial offering of the Notes to the public, the representatives may change the public offering price, concessions and other selling terms.

In connection with the offering, each of J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc. and Truist Securities, Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. There will be no obligation on J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc. and Truist Securities, Inc. to engage in these activities.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. We have been advised that the underwriters currently intend to make a market in each series of the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The following table shows the underwriting discounts and commissions that we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Enbridge
Per Sustainability-Linked Senior Note	0.650%
Per Senior Note	0.350%

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be US$642,276.

The Notes are not being offered in and may not be sold to any persons in Canada.

The underwriters or their respective affiliates perform and have performed commercial banking, investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

As at December 31, 2022, the Corporation had approximately $3,153 million and US$1,500 million of outstanding unsecured indebtedness under our unsecured credit facilities. In addition, as at December 31, 2022, approximately $4,798 million and US$3,329 million of our unsecured credit facilities were used as a backstop to support outstanding commercial paper balances. The Corporation is in compliance with the terms of its unsecured credit facilities and there have been no waivers of breaches thereunder. There has been no materially adverse change to the financial position of the Corporation since the indebtedness was incurred. The Corporation may use the net proceeds of the offering to pay down short-term debt, and, as a consequence, net proceeds from the offering may be paid to one or more lenders who are affiliated with the underwriters.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Certain of the underwriters are affiliates of banks that are currently lenders to us (the “Lenders”) under credit facilities extended to the Corporation and certain of its subsidiaries (the “Enbridge Credit Facilities”) and, as a result, under applicable Canadian securities legislation, we may be considered to be a connected issuer to those underwriters. We are in compliance with the terms of the Enbridge Credit Facilities and none of the Lenders was involved in the decision to offer the Notes or in the determination of the terms of the distribution of the Notes.

If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge that exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our affiliates’ securities, including potentially the Notes offered hereby. Any of these credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus, nor any other materials relating to the Notes, has been or will be lodged or registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material issued in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be issued, circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the applicable conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed or purchased the Notes under an offer made pursuant to Section 275 of the SFA except: (1) to an institutional investor or an accredited investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Expenses

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by or to us, to be incurred in connection with a distribution of securities registered under this registration statement.

SEC registration fee	US$	330,276
Trustee’s fees and expenses		30,000
Printing expenses		15,000
Legal fees and expenses		205,000
Accountants’ fees and expenses		52,000
Miscellaneous		10,000
Total	US$	642,276

Validity of Securities

Certain legal matters relating to Canadian law in connection with this offering of Notes will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada, and the validity of the Notes as to matters of New York law and the validity of the related guarantees will be passed upon for the Corporation by Sullivan & Cromwell LLP, New York, New York. In addition, certain legal matters relating to United States law in connection with this offering of the Notes and the validity of the Notes and related guarantees will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas and certain legal matters relating to Canadian law in connection with this offering of the Notes will be passed upon for the underwriters by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ENBRIDGE INC.

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

COMMON SHARES

PREFERENCE SHARES

We may from time to time offer our debt securities (which may be guaranteed by our wholly owned subsidiaries, Spectra Energy Partners, LP (“SEP”) and Enbridge Energy Partners, L.P. (“EEP”)), common shares and cumulative redeemable preference shares (the “preference shares” and, together with our debt securities, the subsidiary guarantees of our debt securities (the “guarantees”) and our common shares, the “Securities”). We may offer the Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus (the “Prospectus”).

The specific variable terms of any offering of Securities will be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, whether the debt securities will be guaranteed and any other specific terms of the debt securities.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On July 28, 2022, the last reported sales price of our common shares on the NYSE was US$44.71 per share and the last reported sales price of our common shares on the TSX was Cdn$57.30 per share.

The Securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the Securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any accompanying Prospectus Supplement carefully before you invest in the Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in these Securities involves certain risks. To read about certain factors you should consider before buying any of the Securities, see “Risk Factors” section on page 7 of this Prospectus and on page 42 of our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, as well as any risk factors included in, or incorporated by reference into, an applicable Prospectus Supplement.

This Prospectus is dated July 29, 2022

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this Prospectus or in any accompanying supplement to this Prospectus or any free writing prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus, any accompanying supplement to this Prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus, any accompanying supplement to this Prospectus, and any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this Prospectus, any supplement to this Prospectus and any free writing prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this Prospectus, a supplement or free writing prospectus are delivered and sold pursuant to this Prospectus or a supplement or free writing prospectus, we are not implying that the information is current as of the date of the delivery or sale. You should not consider any information in this Prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Securities.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities that may be offered pursuant to this Prospectus. Each time we offer Securities pursuant to this Prospectus, we will provide you with one or more Prospectus Supplements that will provide specific information about the Securities being offered and describe the specific terms of that offering. A Prospectus Supplement may also include a discussion of any additional risk factors or other special considerations that apply to the Securities being offered and add to, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” before purchasing any Securities.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”). Except as set forth under “Description of Debt Securities and Guarantees” and “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: our corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquified natural gas and renewable energy; energy transition; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected future cash flows and distributable cash flow; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs and benefits related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction and for maintenance; expected capital expenditures, expected equity funding requirements for our commercially secured growth program; expected future growth and expansion opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; expected future actions of regulators and courts; and toll and rate cases discussions and filings, including those relating to Gas Transmission and Midstream and Gas Distribution and Storage.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward- looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, NGL and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; energy transition; anticipated utilization of assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for our projects; anticipated in- service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; estimated future dividends and impact of our dividend policy on our future cash flows; our credit ratings; capital project funding; hedging program; expected EBITDA; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates and the COVID-19 pandemic impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected earnings/(loss), expected future cash flows, expected distributable cash flow or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities, operating performance, legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; our dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; interest rates; commodity prices; political decisions; the supply of, demand for and prices of commodities; and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this Prospectus and in our other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward- looking statement made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this Prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Securities under this Prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 11, 2022, as amended by the Form 10-K/A, filed on March 7, 2022 (the “Annual Report”);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 6, 2022;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed on July 29, 2022;

•	Current Reports on Form 8-K filed on January 19, 2022, January 20, 2022, February 17, 2022, March 7, 2022, March 17, 2022, May 5, 2022 and June 10, 2022; and

•	The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description.

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425 — 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Prospectus.

THE CORPORATION

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquid Pipelines, which transports approximately 30% of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20% of the natural gas consumed in the United States; Gas Distribution and Storage, which serves approximately 3.9 million retail customers in Ontario and Quebec; and Renewable Power Generation, which owns approximately 1,766 megawatts (net) in renewable power generation capacity in North America and Europe.

Enbridge is a public company, with common shares that trade on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite  200, 425 — 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

RISK FACTORS

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, in addition to the other information included in, or incorporated by reference into, this Prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this Prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any Prospectus Supplement relating to specific offerings of Securities.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Annual Report, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships interests or joint venture investments. The following description sets forth certain general terms and provisions of the debt securities and guarantees. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Indenture

The debt securities will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the “Indenture”), between Enbridge, SEP, a wholly owned subsidiary of Enbridge, as guarantor, EEP, a wholly owned subsidiary of Enbridge, as guarantor (each of SEP and EEP a “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus. The following summary of certain provisions of the Indenture and the debt securities issued thereunder does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through an offering of debt securities pursuant to this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture or otherwise. The Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness and will be guaranteed by both Guarantors. See “— Guarantees” below. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at June 30, 2022, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totaled approximately $70.0 billion, of which approximately $34.5 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge’s subsidiaries other than the Guarantors with respect to any guaranteed debt securities. The Indenture does not limit the incurrence of indebtedness and issuance of preferred stock of or by Enbridge’s subsidiaries. Nonetheless, we do not expect either Guarantor to issue any additional debt or any preferred stock after the date of this prospectus.

The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Where You Can Find More Information”. The Indenture will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the Indenture and the applicable Prospectus Supplement.

Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the party to whom any interest on a debt security of the series shall be payable;

•	the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•	the place or places where principal and any premium and interest are payable;

•	the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

•	the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•	if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

•	if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•	if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•	if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•	any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•	any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

•	if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

•	whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•	the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

•	whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system;

•	whether the debt securities of the series will be guaranteed by either or both Guarantors; and

•	any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series; provided, however, that in the event any additional debt securities are not fungible with the outstanding debt securities for United States federal income tax purposes, such non-fungible additional debt securities will be issued with a separate CUSIP number so that they are distinguishable from the outstanding debt securities.

Guarantees

Unless otherwise specified in the applicable Prospectus Supplement, each of the Guarantors will fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities and all other amounts due and payable by Enbridge under the Indenture and the debt securities, when and as such principal, premium, if any, interest and other amounts shall become due and payable. The guarantee of any debt securities is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee.

The guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•	any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of Enbridge, of any of Enbridge’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of Enbridge;

•	the merger of such Guarantor into Enbridge or the other Guarantor or the liquidation and dissolution of such Guarantor;

•	with respect to any series of debt securities, the repayment in full or discharge or defeasance of such debt securities (each as contemplated by the Indenture or any applicable supplemental indenture);

•	with respect to EEP, the repayment in full or discharge or defeasance of the debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•	with respect to SEP, the repayment in full or discharge or defeasance of the debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

DESCRIPTION OF SHARE CAPITAL

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is Computershare Trust Company of Canada at its principal office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1. The co-registrar and co-transfer agent for the common shares in the United States is Computershare Trust Company, N.A. at its principal office in Canton, Massachusetts.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, please refer to the Shareholder Rights Plan, filed as Exhibit 4.10 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, which is herein incorporated by reference.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

MATERIAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, if applicable, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

VALIDITY OF SECURITIES

The validity of the debt securities will be passed upon for us by McCarthy Tétrault LLP with respect to matters of Canadian law and by Sullivan & Cromwell LLP with respect to matters of New York law. The validity of the guarantees will be passed upon for us by Sullivan & Cromwell LLP. The validity of the common shares and preference shares will be passed upon for us by McCarthy Tétrault LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Enbridge Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

US$3,000,000,000

Enbridge Inc.

Fully and Unconditionally Guaranteed by
Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP

US$2,300,000,000  5.700% Sustainability-Linked Senior Notes due 2033
US$700,000,000  5.969% Senior Notes due 2026

Prospectus Supplement
March 6, 2023

Joint Book-Running Managers

J.P. Morgan

Mizuho

Morgan Stanley

SMBC Nikko

Truist Securities

Co-Managers

Barclays

BofA Securities

Citigroup

Deutsche Bank Securities

MUFG

Wells Fargo Securities

Credit Agricole CIB

SOCIETE GENERALE

Loop Capital Markets

Academy Securities

AmeriVet Securities

C.L. King & Associates

Roberts & Ryan